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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

OVERSTOCK.COM ANNOUNCES 2003 AND FOURTH QUARTER RESULTS

  •
  Q4 Gross Merchandise Sales: $130.2 million, up 94% vs. 2002 Q4

  •
  Q4 GAAP Total Revenue: $123.2 million vs. $41.5 million in 2002 Q4 (see note)

  •
  Q4 GAAP Gross Profit: $11.8 million vs. $9.1 million in 2002 Q4

  •
  Q4 GAAP Net Loss: ($3.1 million) vs. $1.1 million profit in 2002 Q4

  •
  Q4 Operating Cash Flow: $21.9 million.

        SALT LAKE CITY, Utah—January 28, 2004—Overstock.com® (Nasdaq: OSTK) today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

        The Company reported year-over-year Q4 Gross Merchandise Sales (GMS) grew 94% from $67.2 million to $130.2 million. GAAP year-over-year Q4 revenue grew 197% from $41.5 million in 2002 to $123.2 million in 2003. GAAP net loss for Q4 2003 was ($3.1 million) or a ($0.19) loss per share compared to net income of $1.1 million or $0.07 per share a year earlier.

        For the year ended December 31, 2003, GMS was $294.8 million, a 91% increase compared to GMS of $154.5 million in 2002. GAAP revenue for 2003 was $238.9 million versus $91.8 million in 2002. GAAP net loss for the year was ($11.9 million) or ($0.75) loss per share, compared to a net loss of ($4.6 million) or ($0.88) loss per share in 2002.

        "My colleagues delivered a fantastic quarter," said Patrick M. Byrne, president of Overstock.com. "I have decided to append to this release a letter informing owners of events in their business, rather than try to summarize matters in a sentence or two. I hope that the additional level of detail and analysis from my point of view will be more helpful to owners than the brief statements that are customary in earnings releases. I also hope that by providing this type of discussion we will have time for meaningful discussion in our earnings calls."

Key financial and operating metrics

        Note: Due to a change in Overstock.com customer return policies and procedures that was implemented last quarter, GAAP revenue increased significantly and gross margins decreased significantly this reporting period compared to previous reporting periods. Therefore, gross merchandise sales comparisons year-over-year may be more informative than GAAP revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

        GAAP total revenue—Overstock.com reported 2003 Q4 GAAP revenue of $123.2 million compared to $41.5 million in 2002. For the year ended December 31, 2003, GAAP revenue totaled $238.9 million compared to $91.8 million in 2002.

        GAAP gross profit—Overstock.com reported 2003 Q4 GAAP gross profit of $11.8 million, a 29% increase compared to the $9.1 million recorded in the same period a year ago. For the year ended December 31, 2003, GAAP gross profit was $25.5 million compared to $18.3 million in 2002.

        GAAP gross margins—GAAP gross margins were 10% for the 2003 Q4 period.

        GAAP net (loss) income—Overstock.com reported a GAAP net loss of ($3.1 million) or ($0.19) loss per share compared to net income of $1.1 million or $0.07 earnings per share a year earlier. GAAP net loss for the year was ($11.9 million) or ($0.75) loss per share, compared to a net loss of ($4.6 million) or ($0.88) loss per share in 2002.

        Overstock.com had cash and marketable securities of $40.3 million at year-end.

        Gross merchandise sales (GMS)—Overstock.com reported GMS of $130.2 million for the fourth quarter 2003, a 94% increase over the $67.2 million GMS reported for the fourth quarter 2002, and a 113% increase over the $61.0 million GMS reported in the third quarter 2003. For the year ended December 31, 2003, Overstock.com reported GMS of $294.8 million compared to $154.5 million for 2002, representing growth of 91%.

        Gross merchandise sales represents the gross sales price of all sales transactions, including those for which the company records only a commission under generally accepted accounting principles, and therefore differs from GAAP revenue. Management believes that gross merchandise sales provides useful information to investors because it represents the total sales price of the merchandise sold via the Overstock website regardless of the amount of GAAP revenue recorded by Overstock on those sales, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the website. Management uses the measure of gross merchandise sales for internal planning purposes, including measuring the company's growth, measuring marketing expenditures' effectiveness, and capacity planning for information technology, customer service and logistics. The following table reconciles total revenue to gross merchandise sales:

	Three months ended December 31,		Year ended December 31,
	2002	2003	2002	2003
Total revenue	$41.5	$123.2	$91.8	$238.9
Add: obligations payable to third parties upon sale of third-party merchandise	22.0	—	51.0	39.9
Add: sales returns and discounts	3.7	7.0	11.7	16.0

Gross merchandise sales	$67.2	$130.2	$154.5	$294.8

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

# # #

        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies. None of these companies are a sponsor or affiliate of Overstock.com or a contributor to the content of Overstock.com's website.

        This press release and the accompanying president's letter contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding appending a letter to shareholders to future earning releases, the raising of capital, the budget for online advertising, shipping times, warehouse performance, hiring and firing practices, the company's growth (as a whole and with respect to any particular product category, such as Worldstock, travel or books, music and videos), customer acquisition, conversion percentages, cash flow, future performance, and product pricing, including comparisons of prices offered by the company to prices offered by third parties. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Prospectus dated May 29, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2002, and our Prospectus dated February 12, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

2003 Q4

"The rhythm of the Dao is like the drawing of a bow."

Lao-zi

Dear Owners:

        My colleagues executed well this quarter. Were 2003's four quarters a boxing match, I'd say we were dropped to our knees in the first, cleared our head in the second, got on our toes again in the third, and won the fourth on a decision. In this letter I will describe how my colleagues accomplished this, and detail some mistakes your chairman made that prevented victory by a knockout.

        First, I will explain why I am appending this letter to our earnings release. Simply put, I want owners to understand their business: they entrust capital to me and I owe them no less.

        I am warned that a letter such as this has risks. A lawyer told me that my use of this more colloquial style may be misconstrued, saying: "everything you write will be Exhibit A in a lawsuit against you," (but lawyers say that about most things). Bill Mann of The Motley Fool says that we live in a time when, if things go passably well, CEOs say, "Everything is super-de-duper," and when they go poorly they say, "Everything is just super-duper." In such a climate, if I write, "X went pretty well, but I could do better on Y and Z," the former is read as an admission of mediocrity, and the latter, calamity. Lastly, cynics claim that my candor is but an attempt to pump my stock by drawing investors looking for someone who does not pump his stock: I am flattered to have attributed to me such Machiavellian subtlety! (And I suggest they look up Popper's Falsification Principle.)

        For six quarters I have struggled to reconcile my desire to report in this fashion to Overstock's owners with the more traditional approach used by most companies. Trying to mold a murky reality into a few lines of happy quotes has always been difficult. I have thus decided (when able and time permitting) to write lengthier and more informative letters to owners, filtering out points that concern individuals, details, or strategies that might bore readers or advantage competitors. Note, then, shareholder, that when I write, "X is going pretty well," just because I did not say, "X is super-de-duper" it does not mean, "X is a disaster." Sometimes a cigar is just a cigar. The journalists, lawyers, and cynics will find their own way.

        Sales—To begin with, sales were super-de-duper. They truly were. We returned almost to the hyper-growth curve (94% year-on-year growth). This is due to several factors:

    Customer acquisition—We attracted 744,000 new customers, bringing the number of customers who have bought from us to 3,041,000. Our Q4 B2C marketing expenses were $9.9 million. Thus our customer acquisition cost ($9.9m/744k) was $13.30. (Note that this includes all marketing costs down to the salaries, benefits, and travel expenses of the marketing department. For purposes of comparing us with other firms, remember that some of them perform their cost per acquisition calculation by first subtracting some portion of their marketing cost on the grounds that said fraction is for "customer retention" rather than

    "customer acquisition.") Given that our figure also includes a national branding effort (more on this below), I think this result is excellent.

    Conversion improved as a result of improvements in search and personalization.

      Search—In late Q3 we revamped our search function, installing an EasyAsk search engine. Our search is better but still has, I think, room for great improvement.

      Personalization and optimization—We have begun to develop personalization and optimization algorithms that select products for customers and repeat visitors based on behavior and other factors. Here we have room for great improvement as well.

      Online advertising—As I've explained before, for opportunities that do not meet a certain mathematical standard our budget is $0, for those that do our budget is nearly infinite. We have a team of people tracking results and shifting spending from the former to the latter. They conducted Q4 with good discipline. We have difficulty finding sufficient advertising channels that meet our standard (that standard, incidentally, can be expressed, in rough approximation, as 8-10 cent cost per click). However, if we can locate channels that meet our standards, we may spend as much as $50 million on online advertising in 2004.

      Branding—Our TV and radio campaign had superb results: the public's reported awareness of our site and willingness to give it a try soared. Surveys that we commissioned over the course of the autumn showed that adult unprompted awareness of "Overstock.com—The Big O" went from 4% to 14%, while adult prompted awareness went from 12% to 33%, (for comparison, the same surveys show eBay and Amazon with roughly 70% adult prompted awareness).

(Graph 1: http://www.overstock.com/charts 012704.html#chart1)

      Interestingly, the TV and radio ads were written (and in the case of the radio ads, performed) in-house, the TV commercials' production was overseen in-house (that is, no ad agency), and ad buying was managed in-house on a shoe-string budget, all by one person.

      Books, Music & Video—Our Books, Music and Videos (BMV) category had B2C sales of approximately 580,000 units in November, and approximately 700,000 units in December. I intend to grow this significantly in 2004, and have a couple ideas to do so.

        Operations—We had a few sleepless nights here. At this point I suppose I should mention that, as Team Overstock's player/coach, it is my occasional and regrettable duty to reposition, bench, trade, and sometimes cut teammates, alas. "Benching" takes the form of sending people home on paid leave to recoup and to allow us to rearrange. For example, two summers ago I benched someone by sending him and his family to Hawaii while I took his job myself: when he returned I gave him a different job (in fact, things like this happen often enough that "getting sent to Hawaii" is synonymous around here with "getting a last chance.") This Christmas season an executive moved to the bench: I did not put out a press release about it, partially out of respect for him, but also because his future role in the game was unclear. As I have noted recently, he is no longer with the company. While I acknowledge that losing one's COO during the Christmas rush is discomforting (as I know better than anyone), I hope that this clarifies my thinking satisfactorily.

      Warehouse—Though we publicize a standard of shipping within two business days of receipt of order, internally we try to hold ourselves to an "orders by 1:00 p.m. Mountain Standard Time ship same day" standard. Thus, picking must lag orders by no more than four hours. Two weeks before Thanksgiving (when the surge of orders first started), we slipped a day behind: when on the day after Thanksgiving that surge turned into a tsunami it threatened to overwhelm us. With mad paddling, however, we caught the wave so that by Dec. 4 we were generally shipping within 36 hours of receipt of orders; by Dec. 9, within 24 hours of order, and by Dec. 13, shipping the same day. Now we are back to the point that 98.7% of orders are shipped within 24 hours, and 100% within 48 hours.

      Customer service standards were met. We answered emails within 12 hours 85% of the time. We answered phone calls in 30 seconds 85% of the time. However, averages are misleading: such systems should be judged as much by outliers as by averages. Our outliers (hold times as long as three minutes, for example) were unacceptable. I am addressing this aggressively and will report our progress at the end of Q1.

      Information technology—In Q2 2003 we were operating 20-odd Dell web page servers running Apache, driven off an Oracle database hosted on an 8-processor HP N-class box spiking to CPU loads of as high as 75%. In non-geek language: we were juggling chainsaws. We knew we had to beef up by Q4, but alas, the next logical step would have been a multi-million dollar Superdome or mainframe.

              Instead we went cheap and cutting edge, building an 8-node cluster out of $30,000 Dell boxes (a "cluster" is a database distributed across multiple interconnected servers). By September we were not ready to deploy the cluster, but by October our main database was starting to smoke and grind gears. We went live with the cluster on a night we called, "The Pinch," (think Ocean's 11), and it ran (albeit bathed in IT staff sweat). Over the fourth quarter our IT team, working with terrific support from Oracle, refined it until it purred, and we experienced insignificant amounts of downtime on what is now a highly reliable and scalable website.

        Gross Profit—For accounting reasons (our change in revenue recognition resulting from a change in customer returns policies and procedures in Q3) and strategic reasons, our reported gross margins do not matter as much to me as our gross profits. In Q4 2003 gross profit increased to $11.8 million from $9.1 million last year. Note that this increase is, on a percentage basis, much smaller than our GMS growth. The difference is accounted for partially by our decision to sell Books, Music, and Videos at extremely slim margins in order to win market share from Amazon.com, and also from some of the expense control issues discussed below.

        Expense discipline—I believe I can do much better here. At the risk of giving an excuse I'd note that it is difficult to get expenses precisely right when one starts a quarter with a range of expected GMS from $80 million to $120 million: optionality costs money. Still, in retrospect, I believe I could have saved $1-2 million if I had addressed some issues earlier.

      Warehouse—In late November I moved my office to the warehouse and made changes, the key ones being the temporary installation there of our head of technology and marketing, our sporting goods buyer, a young woman from marketing, and our commercial writer. I also drew upon the services of Wayne Teres, a fine warehouse consultant with whom I have worked in years past. These people converted a potential hiccup into simply a scramble (described above). The scrambling cost a few hundred thousand dollars we would not have incurred had the warehouse been properly prepared. I am angry with myself for letting this get off course, and determined that it will not happen again.

      Customer service—We have gained (belatedly) a clearer understanding of this function's costs, and see ways to reduce them. With the benefit of hindsight, I believe we could have saved $1 million here in Q4.

      Corporate compensation—Our total company compensation including benefits ended 2003 at $10.0 million. Around the cusp of 2003-2004 we cut approximately $1.5 million of that. I expect that in future years we will not achieve such deep cuts, as our selection and training systems improve.

      Balance sheet

      Inventory—We ended 2002 running low on inventory: an unexpectedly strong January 2003 depleted it further and by February 2003 low inventory levels choked sales. I aimed to avoid repeating that mistake this time around, and thus ended 2003 with inventory sufficient to support growth. I feel good about our current selection.

              There is, however, one possible exception: in the closing weeks of 2003 your chairman seized an opportunity to buy over $5 million of Franck Muller watches (for those that don't know, Franck Muller is the Rolls Royce of watches). We have limited experience selling >$15,000 watches. For those seeking a Franck Muller, however, we now offer them at the lowest prices in the world: our watch pricing is so sharp jewelers are buying. Still, with $5 million of Franck Muller watches in our vaults, they represent a sizable fraction of our inventory. Pick one, write me at patrick@overstock.com, and I'll make you a deal.

      Cash and marketable securities—We ended Q4 with $40.3 million but our Q4 cash nadir was $9.7 million. There is a dynamic of the cash flow of this business that I wish to address, if only because I think it is insufficiently appreciated.

              Consider a business that makes bricks, is running at break-even, and is growing. As it grows it will absorb cash to fund increased working capital needs. If it begins to shrink, however, it will release cash as working capital declines (ceteris paribus).

              Overstock is different: about half of our business is "partner" business that generates float (we sell a product through our site, the consumer charges it on her credit card, our partner drop ships the product, our bank pays us the cash within a few days, then we pay our partner 15-30 days later). If we were at break-even but growing, our growth would generate float-cash. If we shrank, we would lose float-cash (again, ceteris paribus). This dynamic is the reverse of that displayed by the brick factory imagined above.

              It is not clear to me that Wall Street understands this odd dynamic of Overstock (or other Internet businesses whose "operating cash flow" they model). That $40.3 million cash isn't really "ours": much of it is money we are just holding for other people.

      Capital needs—Funds call me regularly offering to do PIPE's (private investment in public equity) at X% discounts with Y% warrant coverage struck up Z%, etc. etc. I am a bear of little brain, and my reaction to such invitations is roughly the same as being asked to join a game of Three Card Monte in Times Square. Yet their enquiries do keep me thinking about the issue of capital.

              Build a model of our business at break-even and growing 100%. Do we need capital? If we were a brick factory the answer would be, "yes," but for the float reason given above the answer is, "hard as it may be to imagine, maybe not." Yet my answer would continue, "That is, if we are comfortable skimming along at times with a week's worth of cash in the bank, as we did at one point this Q4 when we bulked up for Christmas."

              Are we at break-even? Not yet: our GAAP loss in Q4 2003 was 2.6% of revenue. Should we strive to be at break-even? What if, by continuing to lose two-and-a-half pennies on every dollar of sales, we could grow at our current rate for three more years (and thus turn into a >$2 billion GAAP revenue business): should we? What if we could lose four pennies but grow at 200%: should we? It depends, I suppose, on what our net margin would be when we throttled back growth.

              In sum, then: it is not clear that Overstock needs more capital; if we do, it is not clear we need it now; if we do need it now we are not going to raise it through a warrant-warted PIPE. That said, we will continue to look at our capital needs and try to position ourselves so that we will be able to raise capital conveniently if the right time arrives. For example, we are in the process of obtaining an inventory line of credit. Please know that I have the benefit of an excellent board, well-versed in capital and which views advising me on this issue as one of its main duties.

  Strategic projects

        At the end of Q2, I said that in Q3 we would complete four projects. I neglected to mention what they were. I do now and report on their progress:

      "Search"—We fired up our new "EasyAsk" search engine. As I described above, this is better than our old system but has far to go.

      "Branding Campaign"—we launched our "Overstock.com—The Big O" branding campaign. Excellent results, as described above.

      "Travel"—We opened a travel department. It is in its infancy, yet it generated well over a million dollars of bookings in Q4 (we do not count them in our gross merchandise sales number, though arguably we should). I view this department as fledgling, and expect that it will become much improved in 2004.

      "Rocket"—Unfortunately, this has faced delays through the third and fourth quarter, and I cannot yet describe it.

  "Support Our Troops" Offerings

        Users of our site will have noticed various "Support our Troops" icons. These allow US consumers to shop and send products to Iraq, either to be distributed to Iraqi children (in the case of toys) or United States service personnel (in the case of non-toys). This program sent 2,625 orders with more than $220,000 of products to Iraq and Afghanistan since its inception in Q4.

  Worldstock

        Overstock's 2003 "Most Improved Player" award goes to Worldstock: while representing only a couple percentage points of our overall sales, Worldstock (our own little United Nations Development Program) was a remarkable turn-around story in 2003.

        From its inception in September 2001 Worldstock demonstrated steady progress, and showed momentum in 2002 Q4. However, early in 2003 it was sputtering out:

        (Graph 2: http://www.overstock.com/charts 012704.html#chart2)

        In June 2003, the leadership of Worldstock was assumed by a brilliant Afghani woman who understands Worldstock in a visceral way (she escaped the Taliban and learned English in a Pakistani refugee camp). She and one of our finest buyers worked together to get this department back on track in record time:

        (Graph 3: http://www.overstock.com/charts 012704.html#chart3)

        Financially, in the 27 months Worldstock has been open, it has generated about $5 million in revenue, with approximately 15% gross profit margins. Allocating fixed marketing and corporate costs over its history pro rata would show it losing a little less than $1 million (and its inventory is tying up another $500,000 in cash). However, it now employs about 4,000 artisans in the developing world, is spreading its roots exponentially, and has, I think, an incredible future (in which it should more-or-less pay for itself). By way of example: we are undertaking a highly focused initiative so that we may become by June the largest private employer in Afghanistan.

  Conclusion

        A man crosses a desert by shooting an arrow from his bow and retrieving it as he walks. He must cross the desert with the fewest shots possible. At times he strains the bow with all his strength and lets his arrow fly, but sacrifices accuracy, at times shooting the arrow wildly off course. Other times he aims carefully and draws timidly, attempting little but guaranteeing himself small, solid progress. In time he finds the balance of draw and aim that covers the most ground in the fewest shots.

        I have not yet found such balance. Yet in 2003 Q4 we drew the bow deeply, and our shot went far and fairly straight. On such a deep draw I could have blundered the shot (as I have before), and only the excellent work of my colleagues prevented mishap. I do not enjoy chancing so much on each shot. Yet I saw an opportunity to let one fly, and we still have much ground to cover.

Your humble servant,
Patrick M. Byrne President

        P.S. As much as I like hearing from owners and potential owners, I am now deluged by the volume of contacts from those saying they want to invest but must get to know me better before they do. I am flattered; I am humbled (believe me, you'd be disappointed if we met); I am torn between wanting to help answer their questions and Reg FD; but mostly, I am out of time. Though I enjoy hearing and learning from owners I must, regrettably, propose two alternatives. First, in the investor relations section of our site I intend to include material that will elucidate our business philosophy. Second, for any who actually visit us in Utah I will always make time to meet with you.

        P.P.S. I am scheduled to appear on CNBC's Kudlow & Cramer tonight at 5:00 p.m. EST.

# # #

        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies. None of these companies are a sponsor or affiliate of Overstock.com or a contributor to the content of Overstock.com's website.

        This press release and the accompanying president's letter contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding appending a letter to shareholders to future earning releases, the raising of capital, the budget for online advertising, shipping times, warehouse performance, hiring and firing practices, the company's growth (as a whole and with respect to any particular product category, such as Worldstock, travel or books, music and videos), customer acquisition, conversion percentages, cash flow, future performance, and product pricing, including comparisons of prices offered by the company to prices offered by third parties. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Prospectus dated May 29, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2002, and our Prospectus dated February 12, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	Dec. 31, 2002	Mar. 31, 2003	Jun. 30, 2003	Sept. 30, 2003	Dec. 31, 2003
Direct revenue	$35,302	$24,962	$25,159	$29,011	$57,460
Fulfillment partner revenue	5,633	3,966	3,431	28,504	64,910
Warehouse revenue	594	236	243	273	790

Total revenue	41,529	29,164	28,833	57,788	123,160
Cost of goods sold	32,382	24,539	24,030	53,537	111,386

Gross profit	9,147	4,625	4,803	4,251	11,774

Operating expenses:
Sales and marketing expenses	4,054	3,848	2,572	3,855	9,898
General and administrative expenses	3,456	4,545	3,367	4,059	4,940
Amortization of stock-based compensation	577	328	112	171	145

Total operating expenses	8,087	8,721	6,051	8,085	14,983

Operating income (loss)	1,060	(4,096)	(1,248)	(3,834)	(3,209)
Interest income	103	152	142	98	69
Interest expense	(10)	(7)	(55)	(8)	(6)
Other income (expense), net	(66)	10	25	79	1

Net income (loss)	1,087	(3,941)	(1,136)	(3,665)	(3,145)
Deemed dividend related to redeemable common stock	(92)	(77)	(78)	(59)	(48)

Net income (loss) attributable to common shares	$995	$(4,018)	$(1,214)	$(3,724)	$(3,193)

Net income (loss) per share
- basic	$0.07	$(0.26)	$(0.07)	$(0.23)	$(0.19)
- diluted	$0.06	$(0.26)	$(0.07)	$(0.23)	$(0.19)
Weighted average common shares outstanding
- basic	14,486	15,486	16,384	16,419	16,473
- diluted	15,696	15,486	16,384	16,419	16,473
Reconciliation of total revenue (GAAP) to gross merchandise sales (non-GAAP)
Total revenue	$41,529	$29,164	$28,833	$57,788	$123,160
Add: Obligations payable to third parties upon sale of third-party merchandise	21,969	20,527	19,399	—	—
Add: Sales returns and discounts	3,719	2,579	3,083	3,230	6,995

Gross merchandise sales (non-GAAP)	$67,217	$52,270	$51,315	$61,018	$130,155

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year ended December 31,
	2002	2003
Direct revenue	$77,943	$136,592
Fulfillment partner revenue	12,379	100,811
Warehouse revenue	1,462	1,542

Total revenue	91,784	238,945
Cost of goods sold	73,441	213,492

Gross profit	18,343	25,453

Operating expenses:
Sales and marketing expenses	8,669	20,173
General and administrative expenses	10,825	16,911
Amortization of stock-based compensation	2,903	756

Total operating expenses	22,397	37,840

Operating loss	(4,054)	(12,387)
Interest income	403	461
Interest expense	(465)	(76)
Other income (expense), net	(444)	115

Net loss	(4,560)	(11,887)
Deemed dividend related to redeemable common stock	(406)	(262)
Deemed dividend related to beneficial conversion feature of preferred stock	(6,607)	—

Net loss attributable to common shares	$(11,573)	$(12,149)

Net loss per common share	$(0.88)	$(0.75)
Weighted average common shares outstanding	13,108	16,198

Overstock.com, Inc.
Consolidated Balance Sheet Data
(in thousands)

	December 31, 2002	December 31, 2003
Cash and marketable securities	$32,662	$40,346
Inventories, net	13,954	29,926
Working capital	35,679	45,284
Total liabilities	20,322	40,040
Total stockholders' equity	39,271	54,914

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OVERSTOCK.COM ANNOUNCES 2003 AND FOURTH QUARTER RESULTS
Overstock.com, Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Overstock.com, Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Overstock.com, Inc. Consolidated Balance Sheet Data (in thousands)